Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2017, with respect to the consolidated financial statements and schedule of Parkway, Inc. for the period from June 29, 2016 (date of capitalization) to December 31, 2016, and of our report dated March 15, 2017, with respect to the combined financial statements of Parkway Houston for the period from January 1, 2016 to October 5, 2016 and each of the two years in the period ended December 31, 2015, incorporated by reference in the Registration Statement (Form S-11 No. 333-214454) and related Prospectus of Parkway, Inc. for the registration of 6,246,216 shares of its common stock.

/s/ Ernst & Young LLP

Indianapolis, Indiana

May 17, 2017